Exhibit 99.1

Werner Enterprises Reports First Quarter 2021 Results

First Quarter 2021 Highlights (all metrics compared to first quarter 2020)

•Total revenues of $616.4 million, up 4%
•Operating income of $62.5 million, up 101%; non-GAAP adjusted operating income of $62.7 million, up 68%
•Operating margin of 10.1%, up 490 bps; non-GAAP adjusted operating margin of 10.2%, up 390 bps
•Diluted EPS of $0.68, up 106%; non-GAAP adjusted diluted EPS of $0.68, up 72%

OMAHA, Neb., April 28, 2021 -- Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies, today reported record first quarter operating income and diluted earnings per share for the quarter ended March 31, 2021.

“Werner achieved record first quarter operating income and earnings per share through superior operational execution,” said Derek J. Leathers, Vice Chairman, President and Chief Executive Officer. “Our experienced and talented team delivered outstanding safety and customer service performance, despite the significant challenges of a disruptive winter and a difficult driver market.

“We are increasingly positive on our outlook for Werner for 2021 and beyond. Our continuing efforts toward enhancement of our “5T’s plus S” strategy are producing structural and durable improvements throughout our Company.”

Total revenues for the quarter were $616.4 million, an increase of $23.7 million compared to the prior year quarter, due primarily to Logistics revenues growth of $25.7 million. Logistics revenues growth resulted primarily from higher pricing in Truckload Logistics and Intermodal.

Operating income of $62.5 million increased $31.4 million, or 101%, while operating margin of 10.1% increased 490 basis points. On a non-GAAP basis, adjusted operating income of $62.7 million increased $25.4 million, or 68%. Adjusted operating margin of 10.2% improved 390 basis points from 6.3% for the same quarter last year. First quarter 2020 GAAP and non-GAAP results included $10.0 million of insurance and claims expense for a serious truck accident that occurred in first quarter 2020.

We generated margin expansion from significantly higher revenues per total mile, strong safety performance, effective cost management and improved gains on sales of trucks and trailers. These improvements were partially offset by lower miles per truck due to severe winter weather, a higher percentage of Dedicated trucks to total trucks, fewer driver teams and higher driver pay per mile.

Interest expense of $0.8 million decreased from $1.6 million due to lower average borrowings. The effective income tax rate during the quarter was 24.9% compared to 23.3% in first quarter 2020.

Net income of $46.5 million increased 102% compared to the prior-year quarter. On a non-GAAP basis, adjusted net income increased 69% to $46.7 million compared to $27.7 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.68 increased 106%. On a non-GAAP basis, adjusted diluted EPS of $0.68 increased 72% compared to $0.40 in first quarter 2020.

Werner Enterprises, Inc. - Release of April 28, 2021

Key Consolidated Financial Metrics

	Three Months Ended March 31,
(In thousands, except per share amounts)	2021	2020	Y/Y Change
Total revenues	$616,446	$592,703	4%
Truckload Transportation Services revenues	462,949	464,863	0%
Werner Logistics revenues	137,853	112,164	23%
Operating income	62,471	31,066	101%
Operating margin	10.1%	5.2%	490 bps
Net income	46,492	23,058	102%
Diluted earnings per share	0.68	0.33	106%

Adjusted operating income (1)	62,716	37,278	68%
Adjusted operating margin (1)	10.2%	6.3%	390 bps
Adjusted net income (1)	46,674	27,686	69%
Adjusted diluted earnings per share (1)	0.68	0.40	72%
(1) See GAAP to non-GAAP reconciliation schedule.

Noteworthy Developments In First Quarter 2021

•Made an equity investment in TuSimple, an autonomous trucking technology company, to take an active role in developing technologies that will enhance the lives of our professional drivers and customers; announced customer advisory partnerships with another autonomous technology company and an electrified powertrain solutions company; continued to test an OEM electric truck and will test an OEM electric hydrogen fuel cell truck
•Completed the previously announced sale of the Werner Global Logistics (WGL) freight forwarding services for international ocean and air shipments in February 2021 to focus on providing superior truckload and logistics services in North America; realized a gain of $1.0 million or $0.01 per share

Truckload Transportation Services (TTS) Segment

•Revenues of $462.9 million decreased $1.9 million
•Operating income of $57.6 million increased $28.5 million, or 98%; non-GAAP adjusted operating income of $58.9 million increased $23.6 million, or 67%
•Operating margin of 12.4% increased 610 basis points from 6.3%; non-GAAP adjusted operating margin of 12.7% increased 510 basis points from 7.6%.
•Non-GAAP adjusted operating margin, net of fuel, of 14.2% increased 570 basis points from 8.5%
•Average segment trucks in service totaled 7,790, a decrease of 72 trucks year over year, or 0.9%
•Dedicated unit trucks at quarter end totaled 4,920 or 64% of the total TTS segment fleet, compared to 4,685 trucks, or 60%, a year ago
•1.3% increase in TTS average revenues per truck per week

In our Dedicated and One-Way Truckload fleets, freight demand was seasonally strong in first quarter 2021. Freight demand has continued to be strong so far in second quarter 2021.

As a result of a decrease in miles per truck caused by winter weather, a higher percentage of Dedicated trucks to total trucks and fewer trucks, in first quarter 2021, TTS company truck miles decreased by approximately 12.0 million miles, and independent contractor miles decreased by approximately 5.8 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown in the table that follows. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating

Werner Enterprises, Inc. - Release of April 28, 2021

fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2021	2020	Y/Y Change
Trucking revenues, net of fuel surcharge	$410,652	$409,098	0%
Trucking fuel surcharge revenues	47,459	51,041	(7)%
Non-trucking and other revenues	4,838	4,724	2%
Total revenues	$462,949	$464,863	0%

Operating income	57,628	29,089	98%
Operating margin	12.4%	6.3%	610 bps
Operating ratio	87.6%	93.7%	(610) bps

Adjusted operating income	58,886	35,301	67%
Adjusted operating margin	12.7%	7.6%	510 bps
Adjusted operating margin, net of fuel surcharge	14.2%	8.5%	570 bps
Adjusted operating ratio	87.3%	92.4%	(510) bps
Adjusted operating ratio, net of fuel surcharge	85.8%	91.5%	(570) bps

Werner Logistics Segment

•Revenues of $137.9 million increased $25.7 million, or 23%
•Gross margin of 12.6% decreased 190 bps
•Operating income of $4.6 million increased $3.5 million, or 322%
•Operating margin of 3.3% increased 230 bps

Truckload Logistics revenues (63% of total Logistics revenues) increased 20%. Truckload Logistics volume decreased 1%, and revenues per load increased 22%. Intermodal revenues (24% of Logistics revenues) increased 30%, due to volume growth of 23% and 6% higher revenues per load.

The gross margin percentage decreased 190 bps due to higher spot truckload and dray rates which significantly increased the cost of capacity for contractual brokerage shipments and Intermodal shipments in first quarter 2021. The Logistics adjusted operating margin increased 160 bps to 2.6% as gross profits increased 7% while other operating expenses declined 9% due to improved automation and efficiency.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2021	2020	Y/Y Change
Total revenues	$137,853	$112,164	23%
Rent and purchased transportation expense	120,527	95,932	26%
Gross profit	17,326	16,232	7%
Other operating expenses	12,752	15,147	(16)%
Operating income	4,574	1,085	322%
Gross margin	12.6%	14.5%	(190) bps
Operating margin	3.3%	1.0%	230 bps

Adjusted operating income	3,561	1,085	228%
Adjusted operating margin	2.6%	1.0%	160 bps

Werner Enterprises, Inc. - Release of April 28, 2021

Cash Flow and Capital Allocation

Cash flow from operations in first quarter 2021 was $135.9 million compared to $133.4 million in first quarter 2020, an increase of 2%.

Net capital expenditures in the first quarter 2021 were $37.9 million compared to $18.8 million in first quarter 2020, an increase of 101%. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average ages of our truck and trailer fleets remain low by industry standards and were 2.0 years and 4.0 years, respectively, as of March 31, 2021.

Gains on sales of equipment in first quarter 2021 were $10.5 million, or $0.11 per share, compared to $2.5 million, or $0.03 per share, in first quarter 2020. Year over year, we sold significantly more trucks and more trailers and realized substantially higher average gains per truck and trailer due to improved pricing in the market for our used equipment. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 130,446 shares of common stock for a total cost of $5.5 million, or an average price of $42.22 per share. As of March 31, 2021, we had 2.7 million shares remaining under our share repurchase authorization.

As of March 31, 2021, we had $83 million of cash and over $1.2 billion of stockholders’ equity. Total debt outstanding decreased $25 million during the quarter to $175 million at March 31, 2021. After considering letters of credit issued, we had available liquidity consisting of cash and available borrowing capacity, of $357 million.

Werner Enterprises, Inc. - Release of April 28, 2021

2021 Guidance Metrics and Assumptions

The following table summarizes our updated 2021 guidance and assumptions:

2021 Guidance	Prior (as of 2/4/21)	Actual (as of 3/31/21)	New (as of 4/28/21)	Commentary
TTS truck growth from BoY to EoY	1% to 3% (annual)	(1)% (1Q21)	1% to 3% (annual)	Continue to expect modest fleet growth for full year 2021
Gains on sales of equipment	$12M to $15M (annual)	$10.5M (1Q21)	$7M to $10M (2Q21)	Strong pricing market; expect lower unit sales in 2Q21 vs. 1Q21
Net capital expenditures	$275M to $300M (annual)	$38M (1Q21)	$275M to $300M (annual)
TTS Guidance
Dedicated RPTPW* growth	3% to 5% (1H21 vs. 1H20)	2.1% (1Q21 vs. 1Q20)	3% to 5% (annual)	Temporary effect of winter weather lowered 1Q21 miles per truck
One-Way Truckload (OWT) RPTM* growth	7% to 10% (1H21 vs. 1H20)	9.5% (1Q21 vs. 1Q20)	13% to 16% (2Q21 vs. 2Q20)	Pricing market strengthened during 1Q21; expect continued strong pricing and favorable YoY comparisons in 2Q21 vs. 2Q20
Assumptions
Effective income tax rate	24.5% to 25.5% (annual)	24.9% (1Q21)	24.5% to 25.5% (annual)
Truck age Trailer age	2.0 years Low-to-mid “4” years	2.0 years 4.0 years	2.0 years Low-to-mid “4” years	Reinvesting to maintain young fleet
* Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of April 28, 2021

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss first quarter 2021 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “News & Events” and then “Webcasts & Presentations.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on April 28, 2021 at approximately 6:00 p.m. CT through May 28, 2021 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10150330. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “News & Events” and then “Webcasts & Presentations.”

Werner Enterprises, Inc. - Release of April 28, 2021

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2020 revenues of $2.4 billion, an industry-leading modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner Edge technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures, including adjusted operating income, adjusted net income and adjusted diluted earnings per share. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of April 28, 2021

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021		2020
	$	%	$	%
Operating revenues	$616,446	100.0	$592,703	100.0
Operating expenses:
Salaries, wages and benefits	204,853	33.2	205,997	34.8
Fuel	50,838	8.2	48,771	8.2
Supplies and maintenance	46,147	7.5	45,721	7.7
Taxes and licenses	23,233	3.8	22,850	3.9
Insurance and claims	22,056	3.6	36,064	6.1
Depreciation	63,951	10.4	68,837	11.6
Rent and purchased transportation	146,493	23.8	126,442	21.3
Communications and utilities	3,022	0.5	3,808	0.7
Other	(6,618)	(1.1)	3,147	0.5
Total operating expenses	553,975	89.9	561,637	94.8
Operating income	62,471	10.1	31,066	5.2
Other expense (income):
Interest expense	838	0.1	1,591	0.2
Interest income	(297)	—	(626)	(0.1)
Other	42	—	45	—
Total other expense (income)	583	0.1	1,010	0.1
Income before income taxes	61,888	10.0	30,056	5.1
Income tax expense	15,396	2.5	6,998	1.2
Net income	$46,492	7.5	$23,058	3.9
Diluted shares outstanding	68,223		69,609
Diluted earnings per share	$0.68		$0.33

Werner Enterprises, Inc. - Release of April 28, 2021

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Operating revenues	$616,446	$592,703
Operating expenses	553,975	561,637
Operating income	62,471	31,066
Total other expense (income)	583	1,010
Income before income taxes	61,888	30,056
Income tax expense	15,396	6,998
Net income	$46,492	$23,058
Diluted shares outstanding	68,223	69,609
Diluted earnings per share	$0.68	$0.33

Adjusted for:
Operating expenses	$553,975	$561,637
Insurance and claims (1)	(1,258)	(1,198)
Gain on sale of Werner Global Logistics (2)	1,013	—
Depreciation (3)	—	(5,014)
Adjusted operating expenses	553,730	555,425
Adjusted operating income (4)	62,716	37,278
Total other expense (income)	583	1,010
Adjusted income before income taxes	62,133	36,268
Adjusted income tax expense	15,459	8,582
Adjusted net income (4)	$46,674	$27,686
Diluted shares outstanding	68,223	69,609
Adjusted diluted earnings per share (4)	$0.68	$0.40

(1) During first quarter 2021 and 2020, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During first quarter 2021, we sold Werner Global Logistics (“WGL”) freight forwarding services for international ocean and air shipments to Scan Global Logistics Group, which resulted in the pre-tax gain on sale. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in the Werner Logistics segment in our Segment Information table.

(3) During first quarter 2020, we changed the estimated life of certain trucks expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks continued to depreciate at the same higher rate per truck, until all were sold. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(4) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual and the additional depreciation expense and add the gain on sale of WGL to (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of April 28, 2021

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2021	2020
Revenues
Truckload Transportation Services	$462,949	$464,863
Werner Logistics	137,853	112,164
Other (1)	15,399	15,068
Corporate	379	619
Subtotal	616,580	592,714
Inter-segment eliminations (2)	(134)	(11)
Total	$616,446	$592,703

Operating Income
Truckload Transportation Services	$57,628	$29,089
Werner Logistics	4,574	1,085
Other (1)	866	2,900
Corporate	(597)	(2,008)
Total	$62,471	$31,066
`

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2021	2020	% Chg
Truckload Transportation Services segment
Average trucks in service	7,790	7,862	(0.9)%
Average revenues per truck per week (1)	$4,055	$4,003	1.3%
Total trucks (at quarter end)
Company	7,360	7,350	0.1%
Independent contractor	375	485	(22.7)%
Total trucks	7,735	7,835	(1.3)%
Total trailers (at quarter end)	22,710	21,910	3.7%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$156,839	$177,849	(11.8)%
Average trucks in service	2,856	3,271	(12.7)%
Total trucks (at quarter end)	2,815	3,150	(10.6)%
Average percentage of empty miles	11.35%	11.83%	(4.1)%
Average revenues per truck per week (1)	$4,224	$4,182	1.0%
Average % change YOY in revenues per total mile (1)	9.5%	(3.7)%
Average % change YOY in total miles per truck per week	(7.7)%	5.1%
Average completed trip length in miles (loaded)	853	863	(1.2)%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$253,813	$231,249	9.8%
Average trucks in service	4,934	4,591	7.5%
Total trucks (at quarter end)	4,920	4,685	5.0%
Average revenues per truck per week (1)	$3,957	$3,874	2.1%

Werner Logistics segment
Average trucks in service	39	32	21.9%
Total trucks (at quarter end)	39	30	30.0%
Total trailers (at quarter end)	1,440	1,625	(11.4)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of April 28, 2021

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2021	2020
Capital expenditures, net	$37,866	$18,840
Cash flow from operations	135,867	133,376
Return on assets (annualized)	8.6%	4.4%
Return on equity (annualized)	15.4%	8.3%

Werner Enterprises, Inc. - Release of April 28, 2021

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$83,130	$29,334
Accounts receivable, trade, less allowance of $8,897 and $8,686, respectively	347,902	341,104
Other receivables	44,363	23,491
Inventories and supplies	11,919	12,062
Prepaid taxes, licenses and permits	12,876	17,231
Other current assets	32,719	33,694
Total current assets	532,909	456,916

Property and equipment	2,410,791	2,405,335
Less – accumulated depreciation	873,449	862,077
Property and equipment, net	1,537,342	1,543,258

Other non-current assets (1)	159,275	156,502
Total assets	$2,229,526	$2,156,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,064	$83,263
Current portion of long-term debt	—	25,000
Insurance and claims accruals	91,097	76,917
Accrued payroll	41,912	35,594
Accrued expenses	25,350	25,032
Income taxes payable	19,226	7,824
Other current liabilities	17,112	20,384
Total current liabilities	307,761	274,014

Long-term debt, net of current portion	175,000	175,000
Other long-term liabilities	41,485	43,114
Insurance and claims accruals, net of current portion (1)	235,850	231,638
Deferred income taxes	241,700	237,870

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 67,918,148 and 67,931,726 shares outstanding, respectively	805	805
Paid-in capital	114,588	116,039
Retained earnings	1,478,616	1,438,916
Accumulated other comprehensive loss	(23,098)	(22,833)
Treasury stock, at cost; 12,615,388 and 12,601,810 shares, respectively	(343,181)	(337,887)
Total stockholders’ equity	1,227,730	1,195,040
Total liabilities and stockholders’ equity	$2,229,526	$2,156,676

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of March 31, 2021 and December 31, 2020.